                                                                    EXHIBIT 12.1

                             IMPAX LABORATORIES, INC
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                     (000"S)

                                                                    FOR YEARS ENDED DECEMBER 31,
                                                             ------------------------------------------
                                                                                                         6 MONTHS    6 MONTHS
                                                                                                           ENDED       ENDED
                                                             1999      2000      2001     2002     2003   06/30/03   06/30/04
Income (loss) before provision of income taxes             (8,949)  (24,961)  (25,111) (20,040)  (14,207)  (5,497)        602
Add back: Fixed Charges                                        22       352       290      609     1,263        0       1,232
Income (loss) before fixed charges                         (8,927)  (24,609)  (24,821) (19,431)  (12,944)  (5,497)      1,834

                   Fixed Charges:

                                        Interest  Expense       9       339       253      565       952      495         836

 Amortization of Loan Fees for Revolving Credit Line            -         -         -       40       294       83          48
           Amortization of Loan Fees for Convertible Debt       -         -         -        -         -        -         243

                      Interest  component of rent expense      13        13        37        4        17        6          32
                                      Total Fixed Charges      22       352       290      609      1263      584       1,232

(Deficiency) of earnings available to cover fixed charges  (8,949)  (24,961)  (25,111) (20,040)  (14,207)  (5,497)(1)     602

                       Ratio of earnings to fixed charges       -        -         -        -         -        -         1.49

(1)  For the years ended December 31, 2003, 2002, 2001, 2000, and 1999, earnings were insufficient to cover fixed charges by $14.2 million, $20.0 million,
     $25.1 million, $25.0 million and $8.9 million, respectively.

    The ratio to fixed charges was computed by dividing earnings by fixed charges. Earnings available for fixed charges consist of income(loss) before taxes plus fixed charges. Fixed charges consist of interest expense, amortization of loan fees, and estimated interest portion of rent expense.